Exhibit 4.2

GEROVA Announces Warrant Amendments

Hamilton, Bermuda, June 2, 2010 – GEROVA Financial Group, Ltd. (“GEROVA”) (NYSE Amex: GFC), an international reinsurance company, announced today that its Board of Directors has approved an amendment to the terms of the Company’s January 16, 2008 Warrant Agreement covering a total of 17.7 million warrants, including 11.5 million publicly traded warrants. As a result of the amendments: (i) the exercise price of the warrants will be reduced from $7.50 to $7.00; (ii) the expiration date of the warrants will be extended for two additional years (to January 16, 2014); and (iii) all 17.7 million warrants held of record on June 8, 2010 will be exchanged for 35,400,000 new warrants.

Each warrant holder will receive a new warrant to purchase the same number of ordinary shares of the Company at the reduced exercise price as are contained in the original warrant.  Warrant holders shall not be required to tender their original warrants as a condition to receiving the additional new warrant.  As a result, there will now be 35.4 million outstanding warrants, all of which will be exercisable at $7.00 per share and expiring on January 16, 2014. All of the other terms of the warrants remain the same as set forth in the Company’s January 16, 2008 prospectus.

The Company’s warrants are exercisable only upon the effectiveness of a new registration statement. The Company is preparing a registration statement to be filed with the US Securities and Exchange Commission (the “SEC”) as soon as practicable and will seek to register under the Securities Act of 1933, as amended, all of the ordinary shares issuable upon exercise of the warrants.

The Company recently announced the conversion of all of its Series A preferred stock into ordinary shares. Gerova has approximately 133.4 million ordinary common shares outstanding and no preferred stock.

About GEROVA Financial Group, Ltd.

GEROVA Financial Group, Ltd. is an international reinsurance company, with operating insurance subsidiaries in Bermuda, Barbados, and Ireland. GEROVA underwrites insurance risks that it believes will produce favorable long-term returns on shareholder equity. GEROVA believes it has opportunities to deploy shareholder capital to acquire high quality assets at less than market value and opportunities to gather additional assets by providing reinsurance capacity to primary insurers that are under writing capacity pressure.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company, its acquired assets and the Company’s business after completion of the transactions consummated in January 2010. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, which are based upon the current beliefs and expectations of the management of the Company, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the Forward-Looking Statements: (i) potential material reductions in the value of a substantial portion of the Company’s assets acquired in connection with the business combinations consummated in January 2010; (ii) officers and directors allocating their time to other businesses or potentially having conflicts of interest with the Company’s businesses; (iii) success in retaining or recruiting, or changes required in, the Company’s officers, key employees or directors following the transactions; (iv) the potential liquidity and trading of the Company’s public securities; (iv) the Company’s revenues and operating performance; (vi) changes in overall economic conditions; (vii) anticipated business development activities of the Company following consummation of the transactions described above; (viii) risks and costs associated with regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002); and (ix) other relevant risks detailed in the Company’s filings with the SEC and those factors that will be listed in our Proxy Statement under “Risk Factors”. The information set forth herein should be read in light of such risks. Neither the Company nor any target companies or funds we intend to acquire assumes any obligation to update the information contained in this release.

Contact:

Investor Contact: Peter Poulos Senior Vice President Hill & Knowlton New York p: +1 (212) 885 0588 peter.poulos@hillandknowlton.com	Media Contact: Elizabeth Cheek Account Supervisor Hill & Knowlton New York p: +1 (212) 885 0682 elizabeth.cheek@hillandknowlton.com